(d)(1)(i)

February 28, 2011

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Pursuant to the Amended Investment Management Agreement dated April 1, 2004 between ING Variable Portfolios, Inc. and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Australia Index Portfolio (the “Portfolio”), a newly established series of ING Variable Portfolios, Inc., effective on or about February 28, 2011. Upon your acceptance, the Agreement will be modified to give effect to the foregoing as indicated on the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for the Portfolio, is attached hereto.

The Amended Schedule A has also been updated to reflect: 1) the name changes of ING Dow Jones Euro STOXX 50 Index Portfolio to ING Euro STOXX 50® Index Portfolio and ING Japan Equity Index Portfolio to ING Japan TOPIX Index® Portfolio; and 2) the removal of ING Opportunistic LargeCap Growth Portfolio, ING Opportunistic LargeCap Portfolio, ING Russell™ Global Large Cap Index 75% Portfolio, and ING U.S. Government Money Market Portfolio because these series recently merged into other funds, liquidated or dissolved.

Please signify your acceptance to act as Manager for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Portfolios, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee
		(as a percentage of average daily net assets)
ING Australia Index Portfolio	February 28, 2011	0.60%

ING BlackRock Science and Technology Opportunities Portfolio	2001	0.95%

ING Euro STOXX 50® Index Portfolio	August 3, 2009	0.60%

ING FTSE 100 Index® Portfolio	August 3, 2009	0.60%

ING Hang Seng Index Portfolio	May 1, 2009	0.60%

ING Index Plus LargeCap Portfolio	2001	0.35%

ING Index Plus MidCap Portfolio	2001	0.40%

ING Index Plus SmallCap Portfolio	2001	0.40%

ING International Index Portfolio	March 4, 2008	0.38% on all assets

ING Japan TOPIX Index® Portfolio	August 3, 2009	0.60%

ING NASDAQ 100 Index® Portfolio	August 3, 2009	0.45%

ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.45%

Series	Effective Date	Annual Investment Management Fee
		(as a percentage of average daily net assets)
ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.45%

ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.45%

ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on all assets

ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on all assets

ING Small Company Portfolio	2001	0.75%

ING U.S. Bond Index Portfolio	March 4, 2008	0.32% on first $2 billion 0.30% on next $1 billion 0.28% on next $1 billion 0.26% on next $1 billion 0.24% in excess of $5 billion

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on all assets